Exhibit 99

GORMAN-RUPP ANNOUNCES PAMELA A. HEMINGER ELECTED AS NEW DIRECTOR

Mansfield, Ohio – April 25, 2025 – The Gorman-Rupp Company (NYSE: GRC) announced that at the Annual Meeting of the Shareholders of The Gorman-Rupp Company held April 24, 2025, Pamela A. Heminger was elected to the Board of Directors.

Ms. Heminger, age 57, is a senior vice president of Caterpillar Inc. (NYSE:CAT), a NYSE publicly traded leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. As a member of Caterpillar’s Operating Council, Ms. Heminger has responsibility for the Strategic Procurement & Planning Division, where she leads a team responsible for designing, developing and connecting world-class capabilities to create value across the entire supply ecosystem. Prior to joining Caterpillar in 2020, she spent 24 years in a variety of procurement and business operations roles at Honda Motor Company (NYSE: HMC), a NYSE publicly traded global automotive manufacturer, including vice president of Honda North America Purchasing. Ms. Heminger also held various supply chain and materials management roles with Lennox International (NYSE: LII), a NYSE publicly traded designer, manufacturer and marketer of products to support the heating, ventilation, air conditioning and refrigeration markets. Ms. Heminger will join both the Compensation Committee and the Governance and Nominating Committee of the Board of Directors.

Ms. Harlan, Lead Independent Director of the Gorman-Rupp Board commented, “We are delighted that Pamela is joining our Board of Directors. She brings vast knowledge of procurement and supply chain operations, as well as leadership experience that will add important insight to our Board discussions and decisions.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.